Exhibit 99.2

Report of Independent Auditors

To the Board of Directors
of AmeriCredit Corp.

Re:                   Sale and Servicing Agreement related to AmeriCredit Automobile Receivables Trust 2004-AF, AmeriCredit Automobile Receivables Trust 2004-BM, AmeriCredit Automobile Receivables Trust 2004-1, AmeriCredit Automobile Receivables Trust 2004-CA, and AmeriCredit Automobile Receivables Trust 2004-DF (the “Trusts”) as of and for the year ended December 31, 2004

We have examined management’s assertion about AmeriCredit Corp. and its subsidiaries’ (the “Company”) compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers, to the extent such procedures are applicable, as of and for the year ended December 31, 2004 included in the accompanying management assertion (Exhibit I).  Management is responsible for the Company’s compliance with those minimum servicing standards.  Our responsibility is to express an opinion on management’s assertion about the Company’s compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances.  We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination of the Company’s compliance with the minimum servicing standards.

In our opinion, management’s assertion that the Company has complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2004 is fairly stated, in all material respects.

PricewaterhouseCoopers LLP

January 26, 2005

Exhibit I

AmeriCredit Financial Services, Inc.
801 Cherry Street, Suite 3900
Fort Worth, Texas  76102

Management’s Assertion Concerning Compliance
with USAP Minimum Servicing Standards

January 26, 2005

As of and for the period ended December 31, 2004, AmeriCredit Corp. and its subsidiaries have complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers (“USAP”), to the extent such procedures are applicable.

/s/ Clifton H. Morris, Jr.
Clifton H. Morris, Jr.
Chairman and Chief Executive Officer

/s/ Daniel E. Berce
Daniel E. Berce
President

/s/ Chris A. Choate
Chris A. Choate
Executive Vice President,
Chief Financial Officer and Treasurer